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                                                                     EXHIBIT (n)


                                 ING FUNDS TRUST
                      Amended and Restated Rule 18f-3 Plan

Rule 18f-3

Pursuant to Rule 18f-3 ("Rule 18f-3") of the Investment Company Act of 1940, as amended (the "Act"), ING Funds Trust (the "Trust"), a registered open-end investment company whose shares are registered on Form N-1A, consisting of the ING Money Market Fund, ING Intermediate Bond Fund, ING High Yield Bond Fund, ING International Bond Fund, ING National Tax-Exempt Bond Fund, ING Large Cap Growth Fund, ING Growth & Income Fund, ING Mid Cap Growth Fund, ING Small Cap Growth Fund, ING Global Brand Names Fund, ING International Equity Fund, ING Emerging Markets Equity Fund, ING European Equity Fund, ING Tax Efficient Fund, ING Focus Fund, ING Global Information Technology Fund, ING Global Real Estate Fund, ING Internet Fund, ING National Tax-Exempt Money Market Fund, ING Global Communications Fund and ING Internet Fund II and any future fund or series created by the Trust (collectively, the "Funds"), hereby adopts this plan setting forth the separate arrangements and expense allocations of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the disinterested Trustees.

Authorized Classes

CLASS A SHARES

                  Class A shares of all Funds except the ING Money Market Fund are sold subject to an initial sales charge as follows:


                                                          EQUITY FUNDS SALES      FIXED INCOME FUNDS SALES
                                                         CHARGE AS PERCENTAGE   CHARGE AS PERCENTAGE OF THE
                                                        OF THE OFFERING PRICE          OFFERING PRICE
Less than $50,000 ....................................          5.75%                      4.75%
$50,000 to $99,999 ...................................          4.50%                      4.50%
$100,000 to $249,999 .................................          3.50%                      3.50%
$250,000 to $499,999 .................................          2.50%                      2.50%
$500,000 to $999,999 .................................          2.00%                      2.00%
$1,000,000 or more* ..................................          CDSC*                      CDSC*

*  Contingent deferred sales charge ("CDSC").

         Certain Class A shares purchased prior to November 1, 2000 are subject to a contingent deferred sales charge on redemptions as follows.
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
                                                           CDSC
                                               -------------------------------
                                                   BEFORE          BEFORE          TIME PERIOD
                                                  11/01/00        11/01/00        DURING WHICH
                                                 STOCK FUNDS     BOND FUNDS       CDSC APPLIES
                 CDSC on Purchases of:
                 $1,000,000 to $2,499,999           1.00%           0.50%           12 Months
                 $2,500,000 to $4,999,999           1.00%           0.50%           12 Months
                 $5,000,000 and over                1.00%           0.50%           12 Months


         Certain Class A shares purchased on or after November 1, 2000 will be subject to a contingent deferred sales charge on redemptions as follows:


                                                            CDSC
                                                       ----------------
                                                                          TIME PERIOD
                                                          11/01/00        DURING WHICH
                                                          AND AFTER       CDSC APPLIES
                 CDSC on Purchases of:
                 $1,000,000 to $2,499,999                   1.00%          24 Months
                 $2,500,000 to $4,999,999                   0.50%          12 Months
                 $5,000,000 and over                        0.25%          12 Months

         Class A Shares (except Class A Shares of the ING Money Market Fund) are subject to a distribution fee under the Rule 12b-1 Plan payable at a maximum annual rate of up to 0.10% of the average daily net assets of that Class. Class A Shares of the ING Money Market Fund are subject to a distribution fee under the Rule 12b-1 Plan payable at a maximum annual rate of up to 0.50% of the average daily net assets of that Class. Class A Shares are also subject to fees of up to 0.25% (subject to NASD rules) pursuant to a Shareholder Servicing Plan. Class A Shares of the ING Money Market Fund also are subject to fees of up to 0.25% pursuant to a Fund Services Agreement.

CLASS B SHARES

       Class B Shares are not subject to an initial sales charge but all Funds subject to a contingent deferred sales charge which will be imposed on redemptions as follows:

                           5% in year 1
                           4% in year 2
                           3% in year 3
                           3% in year 4
                           2% in year 5
                           1% in year 6
                           0% in year 7
                           0% in year 8


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         Class B Shares automatically convert to Class A shares on the first business day of the month following the eighth anniversary of the issuance of such Class B shares. Class B shares are also subject to a distribution fee pursuant to Rule 12b-1 payable at the annual rate of up to 0.75% of the average daily net assets of the class. Class B Shares are also subject to fees of up to 0.25% (subject to NASD rules) pursuant to a Shareholder Servicing Plan. Class B Shares of the ING Money Market Fund also are subject to fees of up to 0.25% pursuant to a Fund Services Agreement.

CLASS C SHARES

         Class C Shares are not subject to an initial sales charge but all Funds are subject to a contingent deferred sales charge which will be imposed on redemptions. Class C Shares are subject to a lower contingent deferred sales charge (1.00%) and do not have to be held as long as Class B Shares (one year) to avoid paying a contingent deferred sales charge.

         Class C Shares will not automatically convert to Class A shares. Class C Shares are also subject to a distribution fee pursuant to Rule 12b-1 payable at the annual rate of up to 0.75% of the average daily net assets of the class. Class C Shares are also subject to fees of up to 0.25% (subject to NASD rules) pursuant to a Shareholder Servicing Plan. Class C Shares of the ING Money Market Fund also are subject to fees of up to 0.25% pursuant to a Fund Services Agreement. The ING National Tax-Exempt Bond Fund does not offer Class C shares.

CLASS I SHARES

         Class I shares are sold without an initial sales charge and are not subject to a contingent deferred sales charge. In addition, Class I shares are not subject to a distribution fee pursuant to Rule 12b-1 or a shareholder servicing fee. The minimum initial investment for Class I shares is $1,000,000. Class I shares are only available to certain defined benefit plans, insurance companies and foundations investing for their own account. The ING Stable Value Fund and ING National Tax-Exempt Bond Fund do not offer Class I shares.

Class Voting Rights and Obligations

         The Classes of shares issued by any Fund will be identical in all respects except for Class designation, allocation of certain expenses directly related to the distribution or service arrangement, or both, for a Class, and voting rights--each Class votes separately with respect to issues affecting only that Class. Shares of all Classes will represent interests in the same investment fund; therefore each Class is subject to the same investment objectives, policies and limitations.

Allocation of Income and Expenses

         The gross income of each Fund shall, generally, be allocated to each class on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of a Fund. These expenses include:


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         1.       Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a Fund or to a particular class of shares of the Fund ("Corporate Level Expenses"); and

         2. Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

                  (a) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a 12b-1 plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class;
(iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) trustees' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

         Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Trust in light of the requirements of the Investment Company Act of 1940, as amended (the "Act") and the Internal Revenue Code of 1986, as amended.

Exchanges and Conversion Privileges

         Shareholders who have held all or part of their shares in a Fund for at least seven days may exchange shares of one Fund for shares of that same class of any other ING Fund or Pilgrim Fund at net asset value without payment of any additional sales charge. A shareholder who has paid a sales load in connection with the purchase of shares of any of the Funds will be subject only to that portion of the sales load of the Fund into which the shareholder is exchanging which exceeds the sales load originally paid by the shareholder. If a shareholder exchanges and subsequently redeems his or her shares, any applicable contingent deferred sales charge fee will be based on the full period of the share ownership. Class B will convert automatically to Class A shares on the first business day of the month following the eighth anniversary of the issuance of


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such Class B. Class B shares will be converted at the net asset value of Class A
Shares, without the imposition of any sales load, fee or charge. The conversion of Class B shares into Class A shares may be subject to the continuing availability of an opinion of counsel or an Internal Revenue Service ruling to the effect that (1) such conversion will not constitute taxable events for federal tax purposes; and (2) the payment of different dividends on Class A and Class B shares, respectively, does not result in a Fund's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986. The Class B shares so converted will no longer be subject to the higher expenses borne by Class B shares. The conversion will be effected at the relative net asset values per share of the two Classes.

Quarterly and Annual Reports

         The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

Accounting Methodology

         (a) The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses:

         (1) On a daily basis, a fund accountant shall calculate the Plan Fee to be charged to each 12b-1 class of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

         (2) The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

         (3) The fund accountant shall allocate income and Corporate Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

         (4) The fund accountant shall then complete a worksheet, developed for purposes of complying with this Section of this Plan, using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs (1) and (2) above. The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.


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         (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

Waiver or Reimbursement of Expenses

         Expenses may be waived or reimbursed by the adviser to the Trust, by the Trust's underwriter or by any other provider of services to the Trust without the prior approval of the Trustees of the Trust.

Effectiveness of Plan

         This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

Material Modifications

         This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval set forth in "Effectiveness of Plan" above.

Limitation of Liability

         The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or the Funds under this Plan, and distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.


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